FOR IMMEDIATE RELEASE

CONTACT AT ARBIOS:
Scott Hayashi, CFO, 1-626-356-3105

CONTACT FOR MEDIA RELATIONS:
Doug MacDougall & Kari Watson, 1-508-647-0209

Arbios Announces Management Changes

Waltham, Mass - September 19, 2007 -- Arbios Systems, Inc. (OTC: ABOS) today announced Walter C. Ogier has resigned as President and CEO and as a member of the Company's Board of Directors. The Arbios Board of Directors has appointed Shawn P. Cain, previously Vice President of Operations, to serve as interim President and CEO.   The Company plans to initiate a search for a new President and CEO.

Arbios also announced that its Board of Directors has elected Amy Factor as Vice Chairman. Ms. Factor is a former CEO of Arbios and Director of the Company.  In addition, the Company announced the formation of an Office of the Chairman which is composed of Company Directors John M. Vierling, M.D., Dennis Kogod and Amy Factor. The Office of the Chairman will provide executive Board assistance in the operations and strategic management of the Company.

"The Board of Directors thanks Walter for his contributions to our company and we wish him well in his future endeavors," commented John M. Vierling, M.D., Chairman of the Board of Director of Arbios. "With promising data supporting the proof-of-concept of our SEPET™ Liver Assist Device, Arbios is now focused on forging a pathway to regulatory approval and commercialization of our first product."

About Arbios Systems
Arbios Systems, Inc. is developing proprietary medical devices and cell-based therapies to enhance the survival of millions of patients each year who experience, or are at risk for, life-threatening episodes of liver failure. The Arbios product candidate portfolio includes the SEPET™ Liver Assist Device, a novel blood purification therapy that provides enhanced "liver dialysis," and the HepatAssist™ Cell-Based Liver Support System, a bioartificial liver that combines blood detoxification with liver cell therapy to replace whole liver function in patients with the most severe forms of liver failure. For more information on the Company, please visit http://www.arbios.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the goals and results of clinical trials, compliance with regulatory requirements, the need for subsequent substantial additional financing to complete clinical development of its products, future markets and demand for the Company's products, and Arbios' ability to successfully market its products and technologies. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could adversely affect the Company. Arbios cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements. Please refer to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, and to our subsequent Quarterly Reports on Form 10-Q, for a description of risks that may affect our results or business conditions. The Company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events except as required by law. SEPET™ and HepatAssist™ are trademarks of Arbios Systems, Inc.

# # #